UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2020

GARTNER, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14443	04-3099750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06902-7700

(Address of principal executive offices, including zip code)

(203) 316-1111

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0005 per value per share	IT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture and Notes Issuance

On September 28, 2020, Gartner, Inc. (the “Company”) closed its previously announced offering of $800.0 million aggregate principal amount of 3.750% Senior Notes due 2030 (the “Notes”). The Notes were issued pursuant to an indenture, dated as of September 28, 2020 (the “Indenture”), among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). The Notes were offered and sold only to persons reasonably believed to be qualified institutional buyers (as defined in the Securities Act of 1933, as amended (the “Securities Act”)) pursuant to Rule 144A under the Securities Act and outside the United States only to non-U.S. persons in accordance with Regulation S under the Securities Act.

The Notes were issued at an issue price of 100.000% and bear interest at a rate of 3.750% per annum. Interest on the Notes is payable on April 1 and October 1 of each year, beginning on April 1, 2021. The Notes will mature on October 1, 2030. The net proceeds of the Notes, together with cash on hand, was used to redeem the Company’s existing 5.125% senior notes due 2025 and pay related fees and expenses.

The Company may redeem some or all of the Notes at any time on or after October 1, 2025 for cash at the redemption prices set forth in the Indenture, plus accrued and unpaid interest to, but excluding, the redemption date. Prior to October 1, 2025, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price of 103.750% plus accrued and unpaid interest to, but excluding, the redemption date. In addition, the Company may redeem some or all of the Notes prior to October 1, 2025, at a redemption price of 100% of the principal amount of the Notes plus accrued and unpaid interest to, but excluding, the redemption date, plus a “make-whole” premium. If the Company experiences specific kinds of change of control and a ratings decline, it will be required to offer to repurchase the Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date.

The Notes are the Company’s general unsecured senior obligations, and are effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, structurally subordinated to all existing and future indebtedness and other liabilities of the Company’s non-guarantor subsidiaries, equal in right of payment to all of the Company’s and Company’s guarantor subsidiaries’ existing and future senior indebtedness and senior in right of payment to all of the Company’s future subordinated indebtedness, if any. The Notes are jointly and severally guaranteed on a senior unsecured basis by certain of the Company’s domestic subsidiaries that have outstanding indebtedness or guarantee other specified indebtedness.

The Indenture contains covenants that limit, among other things, the Company’s ability and the ability of some of the Company’s subsidiaries to:

•	create liens; and

•	merge or consolidate with other entities.

These covenants will be subject to a number of exceptions and qualifications.

The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, and interest on all the then outstanding Notes issued under the Indenture to be due and payable.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Notes (included in the Indenture), which is filed as Exhibit 4.1 herewith and incorporated by reference herein.

The Notes have not been registered under the Securities Act. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Amended and Restated Credit Agreement

On September 28, 2020, the Company entered into an agreement among the Company, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent,” and such agreement, the “Credit Agreement”), which amended and restated the Company’s existing credit facility, dated as of June 17, 2016 (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”).

The Credit Agreement provides for a $400.0 million senior secured five-year term loan facility and a $1.0 billion senior secured five-year revolving facility. The term and revolving facilities may be increased, at the Company’s option and under certain conditions, by up to an additional $1.0 billion in the aggregate plus additional amounts subject to the satisfaction of certain conditions, including a maximum secured leverage ratio. The term loan will be repaid in consecutive quarterly installments commencing December 31, 2020, plus a final payment due on September 28, 2025, and may be prepaid at any time without penalty or premium (other than applicable breakage costs) at the option of the Company. The revolving credit facility may be used for loans, and up to $75.0 million may be used for letters of credit. The revolving loans may be borrowed, repaid and re-borrowed until September 28, 2025, at which time all amounts borrowed must be repaid.

On September 28, 2020, the Company drew down $400 million in term loans. The initial drawdown was used to refinance the outstanding amounts under the Existing Credit Agreement. Additional amounts drawn down under the Credit Agreement will be used for general corporate purposes, including the funding of acquisitions, payment of capital expenditures and the repurchase of shares.

The Company’s obligations under the Credit Agreement are guaranteed, on a secured basis, by certain existing and future direct and indirect U.S. subsidiaries (the “Subsidiary Guarantors”), pursuant to the Amended and Restated Guarantee and Collateral Agreement, dated September 28, 2020 (the “Guarantee and Collateral Agreement”), which was entered into by the Company and the Subsidiary Guarantors in favor of the Administrative Agent and amended and restated the Guarantee and Collateral Agreement, dated as of June 17, 2016 (as amended, supplemented or otherwise modified from time to time) in its entirety. Pursuant to the Guarantee and Collateral Agreement, the Company’s obligations under the Credit Agreement and the guarantees of the Subsidiary Guarantors are secured by first priority security interests in substantially all of the assets of the Company and the Subsidiary Guarantors, including pledges of all stock and other equity interests in direct subsidiaries owned by the Company and the Subsidiary Guarantors (but only up to 66% of the voting stock of each direct foreign subsidiary or foreign subsidiary holding company owned by the Company or any Subsidiary Guarantor). The security and pledges are subject to certain exceptions.

Loans under the Credit Agreement bear interest at a rate equal to, at the Company’s option, either (i) the greatest of: (x) the Wall Street Journal prime rate; (y) the average rate on Federal Reserve Board of New York rate plus 1/2 of 1%; and (z) and the adjusted LIBO rate (adjusted for statutory reserves) for a one-month interest period plus 1%, in each case plus a margin equal to between 0.125% and 1.25% depending on the Company’s consolidated leverage ratio as of the end of the four consecutive fiscal quarters most recently ended, or (ii) the adjusted LIBO rate (adjusted for statutory reserves) plus a margin equal to between 1.125% and 2.25%, depending on the Company’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended. The commitment fee payable on the unused portion of the revolving credit facility is equal to between 0.175% and 0.40% based on utilization of the revolving credit facility. The Company has also agreed to pay customary letter of credit fees.

The Credit Agreement contains certain customary restrictive loan covenants, including, among others, a financial covenant requiring a maximum leverage ratio, and covenants limiting the Company’s ability to incur indebtedness, grant liens, make acquisitions, be acquired, dispose of assets, pay dividends, repurchase stock, make capital expenditures, make investments and enter into certain transactions with affiliates.

The Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross defaults to certain other indebtedness, bankruptcy and insolvency events, ERISA defaults, material judgments, and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2.0%, allows the lenders to terminate their obligations to lend under the Credit Agreement and could result in the acceleration of the Company’s obligations under the credit facilities and an obligation of any or all of the guarantors to pay the full amount of the Company’s obligations under the credit facilities.

The foregoing descriptions of the Credit Agreement and Guarantee and Collateral Agreement do not purport to be complete and are respectively qualified in entirety by reference to the Credit Agreement and Guarantee and Collateral Agreement, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

4.1	Indenture (including form of Notes), dated as of September 28, 2020, among Gartner, Inc., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the $800,000,000 aggregate principal amount of 3.750% Senior Notes due 2030.

10.1	Amended and Restated Credit Amendment, dated as of September 28, 2020, among Gartner, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.2	Amended and Restated Guarantee and Collateral Agreement, dated as of September 28, 2020, among Gartner, Inc. each subsidiary guarantor party thereto and JPMorgan Chase Bank, N.A.

104	Cover Page for Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

Date: September 28, 2020	By:	/s/ Craig W. Safian
Craig W. Safian Executive Vice President and Chief Financial Officer